Exhibit 23












                           Independent Auditors' Consent




To the Program Administrators of the Savings and Investment
Program for Employees of Union Carbide Corporation and
Participating Subsidiary Companies:



We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 33-58931) of Union Carbide Corporation of our report, dated
May 16, 1996 relating to the statements of financial condition of the Savings and Investment Program for Employees of Union Carbide Corporation and Participating Subsidiary Companies as of December 31, 1995 and 1994 and the statements of income and changes in program equity for each of the years in the three-year period ended December 31, 1995 included in this annual report on Form 11-K.





                                        KPMG PEAT MARWICK LLP



June 26, 1996
Stamford, Connecticut
















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